NEWS RELEASE
Nabors to Acquire Moncla Companies
HAMILTON, Bermuda, September 21, 2006, Nabors Industries Ltd. (NYSE: NBR) today announced it has entered into a Letter of Intent to acquire the Moncla Companies for an undisclosed price. The principal assets consist of 56 workover and well servicing rigs, 13 truck mounted swabbing and testing units, rental equipment, various auxiliary equipment and real estate. The land rig fleet is composed of 28 — 350 to 450 horsepower and 21 — 500 to 900 horsepower heavy workover rigs while the offshore fleet consists of seven — 500 to 1,000 horsepower barge workover rigs. Moncla’s headquarters, central training and maintenance facility and principal operations are located in Lafayette, Louisiana with extended operating yards located in Mississippi and Southeast Texas.
Gene Isenberg commented on the acquisition, “We view this as an excellent opportunity to expand into one of the few markets we do not serve through the acquisition of the most highly regarded well servicing operation in the region. It also serves as a good platform for deployment of our new 400 and 500 horsepower state-of-the-art Millennium rigs. We do expect the transaction to be accretive to both our near and longer-term results. We expect the existing Moncla management team will remain with Nabors and continue to run the various operations. We are delighted to welcome all of the Moncla customers and employees to the Nabors family of companies.”
Charlie Moncla, President of Moncla Companies, commented, “Over the last 22 years, we have expanded the scope of our services and the geographies we cover. Today, we are the largest, privately held well servicing company in the U.S. I want to thank all of our loyal customers and dedicated employees for the success we have achieved. We believe the market outlook for our services is very favorable and that the resources of Nabors will better position Moncla Companies to pursue these favorable market opportunities. I have a deep respect for Nabors and believe our employees and customers will benefit from this transaction.”
The Nabors companies own and operate approximately 600 land drilling and approximately 800 land workover and well-servicing rigs in North America. Offshore, Nabors operates 43 platform rigs, 21 jack-up units and 3 barge rigs in the United States and multiple international markets. Nabors markets 29 marine transportation and supply vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at dan.mclachlin@nabors.com.